Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-33474) and Form S-8 (No. 33-82728) of Penn-America Group, Inc. and its subsidiaries of our report dated January 26, 2004 relating to the financial statements and financial statement schedules included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Philadelphia, PA

March 9, 2004